Exhibit 99.1

JACK SCHNEIDER NAMED TO BOARD ROLE AT STRATUS MEDIA GROUP, INC.
Veteran Allen & Company Executive To Advise Global Events Company

LOS ANGELES, CA (December 1, 2011) -- Stratus Media Group, Inc. (OTCBB:SMDI), a global live events company, announced today the appointment of Jack Schneider as an Advisor to the Board of Directors.

“Jack’s status in the executive business establishment is unprecedented,” said Paul Feller, CEO and Chairman of Stratus Media Group.  “His counsel and insight to our board will contribute greatly to Stratus during a time of dynamic growth for our company, and our influence in the global live events community.”

Mr. Schneider served for over 30 years as Managing Director of Allen & Co., an international investor, underwriter, and broker to some of the biggest names in entertainment, technology, and information.  He also pioneered The Allen & Company Sun Valley Conference, widely considered one of the most influential gatherings of international business leaders, annually.

“Stratus Media Group represents a positive shift in the global live events culture where ownership of intellectual property extends to all forms of media and promotion,” commented Mr. Schneider.  “I’m honored to contribute to this culture and to help extend the reach of its portfolio throughout multiple business segments.”

Mr. Schneider is chairman of the Buoniconti Fund to Cure Paralysis, a role he has led for 25 years; he has contributed for over a decade as a board member for the National Mentoring Partnership, and has extensive contributions with the St. Vincent’s Services to Kids

ABOUT STRATUS MEDIA GROUP

Headquartered in Santa Barbara, CA, with offices in Los Angeles, California; New York City, NY; Geneva, Switzerland; and Perugia, Italy, Stratus Media Group, Inc. (SMDI) is an owner, operator, developer, producer, and marketer of live entertainment events. In addition, the company owns Stratus White, a new standard in personal lifestyle and card services for the global affluent. Available by invitation only, Stratus White is a discreet, elite member & partner community providing exclusive and unparalleled service and access across the luxury product & travel, social, sporting, cultural and philanthropic areas of life, including events and experiences.

www.stratusmediagroup.com
www.stratuswhite.com

Forward-Looking Statements

Statements in this press release relating to plans, strategies, projections of results, and other statements that are not descriptions of historical facts may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and the Securities Acts of 1933 and 1934. Forward-looking information is inherently subject to risks and uncertainties, and actual results could differ materially from those currently anticipated due to a number of factors. Although the company's management believes that the expectations reflected in the forward-looking statements are reasonable, it cannot guarantee future results, performance or achievements. The company has no obligation to update these forward-looking statements.

CONTACT:
Paul Sewell / Public Relations, Stratus Media Group.
310-926-7700
psewell@stratusmediagroup.com